UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12

FNB Corporation

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Clark Owen, Sonny Tarpley and Joe Thompson, co-chairs and participants of FNB Shareholders for Progress, submitted the following letter to the Roanoke Times, which published the letter on November 27, 2007:

Merger of Equals: Good for FNB Shareholders and the Region

By Clark Owen, Sonny Tarpley and Joe Thompson

A lot of emotion, misinformation and illusionary rhetoric are being expended by those in opposition (op-ed, Nov. 18) to the pending merger of FNB Corporation (FNB) and Virginia Financial Group, Inc. (VFG). It is time to look at the facts and expose misconceptions.

First, this is a merger of equals and not a sale. A sale signifies that a “controlling interest” has been ceded to the acquirer. In addition to voting control transferring to the acquirer, it is typical that control over corporate governance (through a majority of Board members) and management transfers as well. The facts of the proposed FNB/VFG merger do not support the illusion that this is a sell-out:

•	FNB shareholders will own 52.2 percent (more than a voting majority) of the combined company.

•	FNB directors will constitute 50 percent of the combined corporate board and the combined bank board, assuring that FNB will enjoy an equal partner’s role in the company’s corporate governance.

•	FNB individuals will hold the positions of chairman of both the corporate board and the bank board.

•

FNB personnel will hold the positions of president of the bank, directors of the retail and wealth management lines, head of operations, head of risk management, corporate secretary and other key jobs. Where is the loss of control? So much for the dissidents’ claim that VFG will be running everything.

•

The combined $3.1 billion bank and supporting operations center will be headquartered in Christiansburg. Good thing the dissidents are not in charge. The way they talk they very well may sell the bank to one of the “Big Boys” — and what would be left in Christiansburg? Certainly not the headquarters of the largest independent commercial bank based in Virginia.

If the proposed transaction were, in fact, a “sale,” FNB could not realistically expect to achieve majority ownership, governance and managerial equality, nor retain the bank headquarters.

Second, those who oppose the merger point to the holding company headquarters being in Charlottesville and current VFG executives remaining in place as meaning that control of the company is being transferred to VFG. To the cynic who believes that VFG executives plan to dominate the management of the company, note that the primary earning asset of the corporation is the combined bank, which will be headquartered in

Christiansburg. VFG’s board and executive management have agreed to these decisions, demonstrating their commitment to making this a true merger of equals.

Banking is a mature, highly competitive, regulated business with high fixed costs. Spreading these costs across larger customer bases allows banks to be more efficient, which is necessary in a mature industry like banking. The proposed merger identified $9.4 million in expense savings. When these are fully implemented, significant earnings improvements should be realized, which can reasonably be expected to increase shareholder value. Furthermore, based on the terms of the merger, FNB shareholders will receive a 20.7 percent boost in their dividend, further enhancing their incomes and wealth.

Banks can always grow organically, through acquisitions or branch expansions. But it is the responsibility of management and the board to weigh strategic alternatives to grow earnings, and thereby, the value of the company. Despite claims to the contrary, the board has carefully analyzed strategic alternatives with the able assistance of Davenport & Company LLC, an experienced investment banking firm. The claim that Davenport made a presentation in February 2007 and “recommended against” the proposed merger is simply false.

This distortion of the facts is yet another of many glaring examples of a mischaracterization of the facts by the opponents to the merger in an attempt to support their own agenda. The fact is that Davenport was unaware of any merger discussions with VFG at the time of its presentation and could not have made any such recommendation. And, after being apprised of and evaluating the potential transaction with VFG, on June 13 Davenport advised the board that the proposed merger had strong potential to provide superior results to the alternative of remaining independent.

After thorough analysis, 75 percent of FNB Corporation’s board and 12 of 13 members of the First National Bank board approved the proposed merger because of its superior potential to create sustainable, long-term shareholder value while fully preserving community banking.

How’s that for making sure our “Cadillac” runs well into the future?

Clark Owen, Sonny Tarpley and Joe Thompson are co-chairs of FNB Shareholders for Progress, a committee of FNB shareholders, directors and employees who support the proposed merger, which is supported by FNB.

Joe Thompson

540-731-1150

ttire@naxs.net

Sonny Tarpley

540-639-4789

540-354-3207

Jtarpley1@earthlink.net

Clark Owen

540-389-1100

540-761-9092

clarkroanoke@aol.com

Additional Information About the Merger and Where to Find It

This letter is provided in respect of the proposed merger of FNB and VFG. In connection with the proposed merger, VFG filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (Registration No. 333-146249) to register the shares of combined company common stock to be issued to FNB shareholders in the transaction, which includes a joint proxy statement/prospectus. The definitive joint proxy statement/prospectus will be mailed to the shareholders of VFG and FNB seeking their approval of the merger. In addition, each of VFG and FNB may file other relevant documents concerning the proposed merger with the SEC.

INVESTORS AND SECURITY HOLDERS OF FNB AND VFG ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS) AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT VFG, FNB, AND THE PROPOSED MERGER. Investors and security holders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov. Free copies of the joint proxy statement/prospectus also may be obtained by directing a request by telephone or mail to Virginia Financial Group, Inc., 1807 Seminole Trail, Suite 104, Charlottesville, Virginia 22901, Attention: Investor Relations (telephone: (434) 964-2211) or FNB Corporation, 105 Arbor Drive, P.O. Box 600, Christiansburg, Virginia 24068, Attention: Investor Relations (telephone: (540) 382-6042) or by accessing VFG’s website at http://www.vfgi.net under “SEC Filings and Other Documents” or FNB’s website at http://www.fnbonline.com under “Investor Relations/SEC Filings.”

The information on VFG’s and FNB’s websites is not, and shall not be deemed to be, a part of this letter or incorporated into other filings either company makes with the SEC.

VFG and FNB and their directors, certain of their executive officers, and the members of FNB Shareholders for Progress are participants in the solicitation of proxies from the shareholders of VFG and/or FNB, respectively, in connection with the merger. Information about the directors and executive officers of VFG is set forth in the proxy statement for VFG’s 2007 annual meeting of shareholders filed with the SEC on March 28, 2007. Information about the directors and executive officers of FNB is set forth in the proxy statement for FNB’s 2007 annual meeting of shareholders filed with the SEC on March 30, 2007. Information about the members of FNB Shareholders for Progress is contained in the Schedule 14A filed by FNB on November 14, 2007. Additional information regarding these participants in the proxy solicitation and their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC.